Filed by Peoples Bancorp Inc.
Pursuant to Rule 425 Under the Securities Act of 1933
And Deemed Filed Pursuant to Rule 14a-12
Under the Securities Exchange Act of 1934
Issuing Company: Peoples Bancorp Inc.
Registration Statement on Form S-4 File No. 333-199152
Subject Company: NB&T Financial Group, Inc.
Commission File No.: 000-23134

P.O. BOX 738 - MARIETTA, OHIO - 45750	NEWS RELEASE
www.peoplesbancorp.com

FOR IMMEDIATE RELEASE	Contact:	Edward G. Sloane
January 27, 2015		Chief Financial Officer and Treasurer
(740) 373-3155

PEOPLES BANCORP INC. ANNOUNCES 4TH QUARTER AND
FULL YEAR 2014 EARNINGS
_____________________________________________________________________

Summary fourth quarter and full year 2014 results:

•	Diluted earnings per common share were $0.28 for the quarter and $1.35 for the year.

◦	Diluted earnings per common share were reduced by $0.10 for the quarter and $0.38 for the year due to:

▪	Pre-tax acquisition-related costs incurred by Peoples of $1.9 million during the quarter, and $5.1 million during the year.

▪	Pension settlement charges of $17,000 for the quarter, and $1.4 million for the year.

▪	Other one-time expenses incurred by Peoples of $398,000 during the quarter, and $598,000 for the year.

◦	The 1,847,826 common shares sold to fund, in part, the cash consideration for the NB&T acquisition adversely impacted diluted earnings per share by $0.05 for the quarter and $0.08 for the year.

•	Total revenue increased 22% for the quarter and 18% for the year compared to the prior year periods.

◦	Net interest income and net interest margin were the main drivers of the growth.

▪	Net interest income increased $4.5 million for the quarter and $14.1 million for the year.

▪	Acquisition accretion income, net of amortization expense, added $1.2 million to fourth quarter 2014 net interest income, and $2.6 million for the year.

▪	Net interest margin expanded to 3.53% for the quarter and 3.45% for the year.

◦	Insurance revenues increased 11%, or $1.4 million, for the year compared to the prior year.

◦	Trust and investment revenues grew 7% for the quarter and 8% for the year compared to prior year periods.

•	Operating expenses were higher than in prior periods but in line with Peoples' expectations.

◦	Acquisition costs were 8% of total operating expenses for the quarter and 6% for the year.

◦	Salaries in 2014 increased due to a 28% increase in full-time equivalent employees since December 31, 2013.

◦	Employee benefit costs for 2014 increased due largely to additional pension settlement charges and medical plan expenses.

•	Period-end total loan balances reflected 12% organic growth for the year.

◦	Commercial lending generated 12% organic growth for the year.

◦	Organic consumer loan balances grew 11% for the year, primarily due to non-mortgage balances.

◦	Organic growth during 2014 was supplemented by the Midwest, Ohio Heritage and North Akron acquisitions.

◦	Average loan balances for the quarter were up 38% compared to fourth quarter 2013, and 30% for the full year.

•	Asset quality trends remained favorable in 2014; recoveries exceeded charge-offs in the quarter and for the year.

◦	Gross recoveries exceeded charge-offs by $197,000 for the quarter and $477,000 for the year.

◦	The impact to earnings was a provision for loan losses of $128,000 for the quarter and $339,000 for the year.

◦	Allowance for loan losses was 1.48% of originated loans at December 31, 2014, versus 1.57% at year-end 2013.

•	Retail deposit balances grew during the quarter and year, largely the result of acquisitions.

◦	Growth during the quarter was the result of the North Akron acquisition.

◦	Quarterly organic retail balances were impacted by seasonal declines in governmental deposits.

◦	Organic growth during 2014 for non-interest-bearing deposits was $78 million, which contributed to the overall retail deposit growth of 2%.

◦	Non-interest-bearing deposits continued to comprise over 25% of Peoples' total deposits.

MARIETTA, Ohio - Peoples Bancorp Inc. ("Peoples") (NASDAQ: PEBO) today announced results for the quarter and year ended December 31, 2014. Net income totaled $4.2 million for the fourth quarter of 2014, representing earnings per diluted common share of $0.28. In comparison, earnings per diluted common share were $0.32 and $0.47 for the third quarter of 2014 and fourth quarter of 2013, respectively. For the year, net income was $16.7 million in 2014 versus $17.6 million in 2013, representing earnings per diluted common share of $1.35 and $1.63, respectively.
"This past year has been a busy one for our team, as we have made great strides in growing the company and building long-term shareholder value. The most notable accomplishments were completing three acquisitions, in consecutive quarters, with our fourth to be completed in the first quarter of 2015. We are pleased with our fourth quarter and full year 2014 results," said Chuck Sulerzyski, President and Chief Executive Officer. "We continued to report net interest margin expansion, which was largely the result of loan growth and the acquisitions we have completed to date. Other key accomplishments during 2014 included stronger than expected loan growth, improved revenue generation within most of our fee-based businesses, and top quartile credit quality metrics compared to our peer group."
Sulerzyski continued, "On the expense front, we continued to build the infrastructure to support the initiatives within the company, most recently growth through acquisitions. As we enter new markets, we seek to attract sales talent to better serve the markets, as well as allow us to offer our wide array of products and services. Even with the investments made during the year, we were able to grow revenue slightly more than expenses, excluding the one-time expenses. When there is a pause in the acquisitions, and the noise is out of the numbers, one will be able to see more clearly the positive impact the initiatives have had on the company. We are pleased with the acquisitions completed to date, eager to close the NB&T acquisition, and excited about the opportunities that lie ahead."
During the fourth quarter, Peoples completed its merger with North Akron Savings Bank ("North Akron") as of the close of business on October 24, 2014. This transaction resulted in Peoples acquiring four full-service banking offices in northeast Ohio, adding $111.5 million of loans and $108.1 million of deposits after purchase accounting adjustments. In the second and third quarters of 2014, Peoples completed the acquisition of Midwest Bancshares, Inc. ("Midwest") and Ohio Heritage Bancorp, Inc. ("Ohio Heritage"), respectively. In connection with the acquisition activity during the year, Peoples incurred one-time pre-tax expenses totaling $5.1 million, $1.9 million of which were recognized during the fourth quarter of 2014.
As previously announced, on August 4, 2014, Peoples entered into a merger agreement with NB&T Financial Group, Inc. (“NB&T”) that calls for NB&T to merge into Peoples and for NB&T's wholly-owned subsidiary, The National Bank and Trust Company, which operates 22 full-service branches in southwest Ohio, to merge into Peoples Bank. This transaction is expected to close and convert on March 6, 2015, subject to the satisfaction of customary closing conditions, including the approval of the shareholders of Peoples and of NB&T. As of September 30, 2014, NB&T had approximately $650 million in total assets, which included approximately $397 million in net loans, and approximately $558 million in total deposits. NB&T also had approximately $260 million in trust assets under management. In conjunction with the announcement of execution of the NB&T merger agreement, Peoples announced the completion of a capital raise through the sale of 1,847,826 common shares to institutional investors through a private placement on August 7, 2014. Peoples received net proceeds of $40.2 million from the sale, and intends to use the proceeds, in part, to fund the cash consideration for the NB&T acquisition.
Fourth quarter 2014 net interest income was $20.1 million, up 12% compared to the linked quarter and 29% higher than the prior year's fourth quarter, while net interest margin for these periods was 3.53%, 3.49% and 3.43%, respectively. These improvements were driven largely by growth in earning assets due to higher loan balances, the change in the asset mix, a reduction in funding costs and accretion income from the acquisitions completed to date. Average net loans as a percentage of average earning assets was 68% for the fourth quarter of 2014, compared to 66% for the linked quarter and 62% for the fourth quarter of 2013. The accretion income, net of amortization expense, from the acquisitions completed since 2011 have added $1.2 million, or 20 basis points of net interest margin, in the fourth quarter of 2014, and $2.6 million, or 12 basis points, year-to-date.
"Net interest income and net interest margin both continued to benefit from loan growth, acquisitions and asset mix changes, and were in line with our expectations," said Edward Sloane, Chief Financial Officer and Treasurer. "The continued improvement we have made in our balance sheet mix, by reducing the relative size of the investment portfolio, has contributed to the expansion in margin. Our investments accounted for 28% of our total assets as of December 31, 2014, compared to 33% as of December 31, 2013. The loan growth and acquisitions completed to date have allowed us the opportunity to make progress on the asset mix changes."
Total non-interest income was up 9% compared to the fourth quarter of 2013 and 8% for the full year. The growth for the quarter was largely attributable to electronic banking income and trust and investment income, which were up 11% and 7%, respectively. For the year, insurance income grew 11%, or $1.4 million, trust and investment income grew 8%, or $0.6 million, and electronic banking income grew 7%, or $0.5 million. Insurance income growth was the result of additional contingency income received in 2014 due to the improved quality of the book of business and the increased production with the insurance carriers. Trust and investment income increased as a result of growth in managed assets. The growth in electronic banking income was primarily due to an increase in the volume of debit card transactions and ATM surcharges. Total non-interest income was 34% of total revenue for the fourth quarter of 2014, compared to 35% during the linked quarter and 37% for the fourth quarter 2013. For the year, total non-interest income was 37% of total revenue for 2014, compared to 40% for 2013.
"One of our long-term strategic goals continues to be to maintain a diversified revenue stream with 35-40% fee-based income," said Sulerzyski. "The recent change in the revenue stream has been the result of the bank acquisitions completed during 2014, with no fee-based acquisitions. We continue to also seek opportunities to acquire both insurance and wealth management businesses."
Fourth quarter 2014 non-interest expenses totaled $24.0 million, 30% higher than the prior year fourth quarter, and for the full year were $85.0 million, or 25% higher than the prior year. The fourth quarter 2014 amount included $1.9 million of acquisition-related costs, consisting primarily of deconversion costs, severance, and professional and legal fees, compared to $1.2 million in the fourth quarter of 2013. For 2014, non-interest expenses included $4.8 million of acquisition-related costs, compared to $1.4 million in 2013. Salaries and employee benefit costs grew 36% over the fourth quarter of 2013 and 28% on a year-to-date basis as base salaries and wages increased due to the higher number of employees. The number of full-time equivalent employees was 699 at December 31, 2014, and 546 at December 31, 2013, due largely to acquisitions completed during 2014. Additionally, during the fourth quarter of 2014, the Board of Directors granted a one-time stock award of unrestricted common shares to all full-time and some part-time employees who did not already participate in the equity plan, which resulted in an expense of $298,000. The increase in professional fees and other expenses was largely the result of acquisition-related costs. Peoples periodically makes donations to Peoples Bancorp Foundation Inc. For both the third and fourth quarters of 2014, non-interest expenses included $100,000 of such contributions, compared to $50,000 for the fourth quarter of 2013. For the full year, donations totaling $300,000 were made in 2014 compared to $200,000 in 2013. The efficiency ratio for the fourth quarter of 2014 was 76.55%, compared to 71.80% for the fourth quarter of 2013, and was 75.37% for 2014 compared to 71.90% for 2013. The increase in the ratio for the quarter and year was the result of the increase in non-interest expenses, which increased primarily because of the one-time expenses previously mentioned.
Period-end organic loan balances grew at an annualized rate of 5% for the quarter and 12% for the year. During the quarter, commercial loan balances grew $25.9 million, or 15% annualized, with over 80% of the growth being in commercial and industrial loan balances. The growth in commercial loan balances during the quarter was largely off-set by a reduction in consumer loans, mainly mortgage loan balances. Non-mortgage consumer loan balances grew 11% annualized during the quarter. The combination of organic growth and balances acquired from Midwest, Ohio Heritage and North Akron resulted in an increase of $318.4 million, or 30%, in average loan balances for the year compared to the prior year.
"Loan production exceeded our expectations for the year, as we had budgeted between 8% and 10% organic growth, and ended 2014 with 12% organic growth. Non-mortgage consumer and commercial made the largest contributions during the year, with 11% and 15% growth, respectively,” said Sulerzyski.
During the quarter, Peoples received a sizable commercial real estate loan recovery that more than off-set the charge-offs incurred in the other loan categories, resulting in net recoveries of $197,000. Total nonperforming assets increased by $2.0 million during the quarter mainly because of one commercial and industrial loan relationship that was moved to non-accrual status. As a percentage of total loans plus other real estate owned ("OREO"), total nonperforming assets were 0.75% at year-end versus 0.66% at September 30, 2014 and 0.67% at year-end 2013. Nonperforming loans as a percent of total loans was 0.69% at quarter-end versus 0.59% at September 30, 2014 and 0.60% at year-end 2013. At quarter-end, the ratio of the allowance for loan losses to originated loans, net of deferred fees and costs, was 1.48%, compared to 1.47% at September 30, 2014 and 1.57% at December 31, 2013. The ratio does not include acquired loan balances.
Peoples' retail deposits grew $71.4 million, or 4%, during the quarter, as the North Akron acquisition added $99.6 million of deposits as of December 31, 2014. The organic decline of $28.2 million, or 2%, was largely a result of seasonal declines in governmental deposits. Compared to December 31, 2013, organic retail deposits grew 2% due mainly to the $77.8 million growth in non-interest-bearing deposits. Organic growth and acquired balances resulted in an increase of

$187.1 million, or 11%, in average retail deposits for the quarter compared to the linked quarter, and $245.4 million, or 17%, for the year compared to the prior year.
"Overall, 2014 was a solid year for the company as we executed on our strategy and had success along several fronts, including double digit organic loan growth, expansion of net interest income and net interest margin, fee-based revenue growth, and the hiring and retention of talent that will allow us to continue to execute on our strategy," summarized Sulerzyski. "In 2015, we plan to build upon the momentum we generated in 2014. Key priorities will include continued loan growth, growth through acquisitions, growing fee-based revenue, and generating positive operating leverage. We remain confident in our ability to continue to grow and generate long-term value for our customers and shareholders."
Peoples Bancorp Inc. is a diversified financial services holding company with $2.6 billion in total assets, 59 locations and 58 ATMs in Ohio, West Virginia and Kentucky. Peoples makes available a complete line of banking, investment, insurance and trust solutions through its subsidiaries - Peoples Bank, National Association and Peoples Insurance Agency, LLC. Peoples' common shares are traded on the NASDAQ Global Select Market® under the symbol “PEBO”, and Peoples is a member of the Russell 3000 index of U.S. publicly-traded companies. Learn more about Peoples at www.peoplesbancorp.com.

Conference Call to Discuss Earnings:
Peoples will conduct a facilitated conference call to discuss fourth quarter and full year 2014 results of operations today at 10:00 a.m., Eastern Standard Time, with members of Peoples' executive management participating. Analysts, media and individual investors are invited to participate in the conference call by calling (866) 890-9285. A simultaneous webcast of the conference call audio will be available online via the "Investor Relations" section of Peoples' website, www.peoplesbancorp.com. Participants are encouraged to call or sign in at least 15 minutes prior to the scheduled conference call time to ensure participation and, if required, to download and install the necessary software. A replay of the call will be available on Peoples' website in the "Investor Relations" section for one year.

Use of Non-GAAP Financial Measures
This news release contains financial information and performance measures determined by methods other than in accordance with accounting principles generally accepted in the United States of America ("GAAP"). Management uses these "non-GAAP" measures in its analysis of Peoples' performance and the efficiency of its operations. Management believes that these non-GAAP measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods and peers. These disclosures should not be viewed as substitutes for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Below is a listing of the non-GAAP measures used in this news release:

◦
Tangible assets and tangible equity measures are non-GAAP since they exclude the impact of intangible assets acquired through acquisitions on both total stockholders' equity and total assets and the related amortization from earnings.

◦
Pre-provision net revenue is defined as net interest income plus non-interest income minus non-interest expense. This measure is non-GAAP since it excludes (recovery of) provision for loan losses and all gains and/or losses included in earnings.

A reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures is included at the end of this news release under the caption of "Non-GAAP Financial Measures".

Important Information for Investors and Shareholders:
This news release does not constitute an offer to sell or the solicitation of an offer to buy securities of Peoples. Peoples has filed a registration statement on Form S-4 and will file other documents regarding the proposed merger with NB&T referenced in this news release with the Securities and Exchange Commission (“SEC”) to register the common shares of Peoples to be issued to the shareholders of NB&T. The registration statement includes a joint proxy statement/prospectus, which will be sent to the shareholders of both NB&T and Peoples after the registration statement has been declared effective by the SEC and in advance of their respective special meetings of shareholders to be held to consider the proposed merger. Investors and shareholders are urged to read the joint proxy statement/prospectus and any other relevant documents to be filed with the SEC in connection with the proposed transaction because they will contain important information about Peoples, NB&T and the proposed merger. Investors and shareholders may obtain a free copy of these documents (when available) through the website maintained by the SEC at www.sec.gov. These documents (when available) may also be obtained, without charge, by directing a request to Peoples Bancorp Inc., 138 Putnam Street, P.O. Box 738, Marietta, Ohio 45750, Attn.: Investor Relations.

Peoples and NB&T and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Peoples and NB&T in connection with the proposed merger. Information about the directors and executive officers of Peoples is set forth in the proxy statement for Peoples’ 2014 annual meeting of shareholders, as filed with the SEC on Schedule 14A on March 14, 2014. Information about the directors and executive officers of NB&T is set forth in the proxy statement for NB&T’s 2014 annual meeting of shareholders, as filed with the SEC on Schedule 14A on March 19, 2014. Additional information regarding the interest of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the definitive joint proxy statement/prospectus regarding the proposed merger when it becomes available. Free copies of this document (when available) may be obtained as described in the preceding paragraph.

Safe Harbor Statement:
Certain statements made in this news release regarding Peoples' financial condition, results of operations, plans, objectives, future performance and business, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified by the fact they are not historical facts and include words such as "anticipate", "could", "may", "feel", "expect", "believe", "plan", and similar expressions.
These forward-looking statements reflect management's current expectations based on all information available to management and its knowledge of Peoples' business and operations. Additionally, Peoples' financial condition, results of operations, plans, objectives, future performance and business are subject to risks and uncertainties that may cause actual results to differ materially. These factors include, but are not limited to: (1) the success, impact, and timing of the implementation of Peoples' business strategies, including the successful integration of recently completed acquisitions and the expansion of consumer lending activity; (2) Peoples' ability to integrate the Midwest, Ohio Heritage and North Akron acquisitions and any future acquisitions, including the pending merger of NB&T into Peoples, may be unsuccessful, or may be more difficult, time-consuming or costly than expected; (3) the ability of Peoples and NB&T to obtain their respective shareholders' approval of the merger may be unsuccessful; (4) Peoples may issue equity securities in connection with future acquisitions, which could cause ownership and economic dilution to Peoples' current shareholders; (5) local, regional, national and international economic conditions and the impact they may have on Peoples and its customers, and Peoples' assessment of the impact, which may be different than anticipated; (6) competitive pressures among financial institutions or from non-financial institutions may increase significantly, including product and pricing pressures, third-party relationships and revenues, and Peoples' ability to attract, develop and retain qualified professionals; (7) changes in the interest rate environment due to economic conditions and/or the fiscal policies of the U.S. government and Board of Governors of the Federal Reserve System ("Federal Reserve Board"), which may adversely impact interest rates, interest margins and interest rate sensitivity; (8) changes in prepayment speeds, loan originations, levels of non-performing assets, delinquent loans and charge-offs, which may be less favorable than expected and adversely impact the amount of interest income generated; (9) adverse changes in the economic conditions and/or activities, including, but not limited to, impacts from the implementation of the Budget Control Act of 2011 and the American Taxpayer Relief Act of 2012, as well as continued economic uncertainty in the U.S., the European Union, and other areas, which could decrease sales volumes and increase loan delinquencies and defaults; (10) legislative or regulatory changes or actions, including in particular the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the regulations promulgated and to be promulgated thereunder by the Office of the Comptroller of the Currency, the Federal Reserve Board and the Consumer Financial Protection Bureau, which may subject Peoples, its subsidiaries, or one or more acquired companies to a variety of new and more stringent legal and regulatory requirements which adversely affect their respective businesses; (11) deterioration in the credit quality of Peoples' loan portfolio, which may adversely impact the provision for loan losses; (12) changes in accounting standards, policies, estimates or procedures which may adversely affect Peoples' reported financial condition or results of operations; (13) Peoples' assumptions and estimates used in applying critical accounting policies, which may prove unreliable, inaccurate or not predictive of actual results; (14) adverse changes in the conditions and trends in the financial markets, including political developments, which may adversely affect the fair value of securities within Peoples' investment portfolio, the interest rate sensitivity of Peoples' consolidated balance sheet, and the income generated by Peoples' trust and investment activities; (15) Peoples' ability to receive dividends from its subsidiaries; (16) Peoples' ability to maintain required capital levels and adequate sources of funding and liquidity; (17) the impact of new minimum capital thresholds established as a part of the implementation of Basel III; (18) the impact of larger or similar sized financial institutions encountering problems, which may adversely affect the banking industry and/or Peoples' business generation and retention, funding and liquidity; (19) the costs and effects of regulatory and legal developments, including the outcome of potential regulatory or other governmental inquiries and legal proceedings and results of regulatory examinations; (20)

Peoples' ability to secure confidential information through the use of computer systems and telecommunications networks, including those of Peoples' third-party vendors and other service providers, may prove inadequate, which could adversely affect customer confidence in Peoples and/or result in Peoples incurring a financial loss; (21) the overall adequacy of Peoples' risk management program; (22) the impact on Peoples' businesses, as well as on the risks described above, of various domestic or international military or terrorist activities or conflicts; and (23) other risk factors relating to the banking industry or Peoples as detailed from time to time in Peoples' reports filed with the Securities and Exchange Commission (“SEC”), including those risk factors included in the disclosures under the heading "ITEM 1A. RISK FACTORS" of Peoples' Annual Report on Form 10-K for the fiscal year ended December 31, 2013.
Peoples encourages readers of this news release to understand forward-looking statements to be strategic objectives rather than absolute targets of future performance. Peoples undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date of this news release or to reflect the occurrence of unanticipated events, except as required by applicable legal requirements. Copies of documents filed with the SEC are available free of charge at the SEC's website at http://www.sec.gov and/or from Peoples' website.
As required by U.S. GAAP, Peoples is required to evaluate the impact of subsequent events through the issuance date of its December 31, 2014 consolidated financial statements as part of its Annual Report on Form 10-K to be filed with the SEC. Accordingly, subsequent events could occur that may cause Peoples to update its critical accounting estimates and to revise its financial information from that which is contained in this news release.

PER COMMON SHARE DATA AND SELECTED RATIOS

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2014	2014	2013	2014	2013
PER COMMON SHARE:
Earnings per share:
Basic	$0.29	$0.33	$0.48	$1.36	$1.65
Diluted	0.28	0.32	0.47	1.35	1.63
Cash dividends declared per share	0.15	0.15	0.14	0.60	0.54
Book value per share	22.92	22.56	20.89	22.92	20.89
Tangible book value per share (a)	15.57	15.50	13.57	15.57	13.57
Closing stock price at end of period	$25.93	$23.75	$22.51	$25.93	$22.51

SELECTED RATIOS:
Return on average equity (b)	5.03%	5.84%	9.09%	6.16%	7.92%
Return on average assets (b)	0.66%	0.73%	1.01%	0.74%	0.91%
Efficiency ratio (c)	76.55%	77.82%	71.80%	75.37%	71.90%
Pre-provision net revenue to average assets (b)(d)	0.99%	0.96%	1.29%	1.10%	1.26%
Net interest margin (b)(e)	3.53%	3.49%	3.43%	3.45%	3.23%
Dividend payout ratio (f)	53.22%	40.08%	29.61%	43.10%	33.20%

(a)
This amount represents a non-GAAP financial measure since it excludes the balance sheet impact of intangible assets acquired through acquisitions on stockholders' equity. Additional information regarding the calculation of this ratio is included at the end of this news release.

(b)	Ratios are presented on an annualized basis.

(c)	Non-interest expense (less intangible amortization) as a percentage of fully tax-equivalent net interest income plus non-interest income (less securities and asset disposal gains/losses).

(d)
This ratio represents a non-GAAP financial measure since it excludes the recovery of or provision for loan losses and net gains or losses on security transactions, debt extinguishment, loans held-for-sale and other real estate owned, and other assets. This measure is a key metric used by federal bank regulatory agencies in their evaluation of capital adequacy for financial institutions. Additional information regarding the calculation of this ratio is included at the end of this news release.

(e)	Information presented on a fully tax-equivalent basis.

(f)	Dividends declared on common shares as a percentage of net income.

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
(in $000’s)	2014	2014	2013	2014	2013
Interest income	$22,868	$20,566	$18,385	$80,200	$67,071
Interest expense	2,744	2,707	2,806	10,694	11,686
Net interest income	20,124	17,859	15,579	69,506	55,385
Provision for (recovery of) loan losses	128	(380)	(964)	339	(4,410)
Net interest income after provision for (recovery of) loan losses	19,996	18,239	16,543	69,167	59,795

Net gain on securities transactions	238	124	46	398	489
Gain on debt extinguishment	—	67	—	67	—
Net (loss) gain on loans held-for-sale and other real estate owned	(95)	9	—	(68)	86
Net loss on other assets	(51)	(185)	(125)	(430)	(241)

Non-interest income:
Insurance income	2,876	3,169	2,842	13,604	12,201
Deposit account service charges	2,386	2,449	2,285	9,173	8,764
Trust and investment income	2,029	1,876	1,897	7,685	7,122
Electronic banking income	1,846	1,695	1,664	6,642	6,191
Mortgage banking income	365	334	316	1,237	1,759
Other non-interest income	676	338	342	1,712	1,183
Total non-interest income	10,178	9,861	9,346	40,053	37,220

Non-interest expense:
Salaries and employee benefits costs	12,893	11,667	9,463	46,593	36,472
Professional fees	2,024	1,451	1,123	5,649	4,207
Net occupancy and equipment	2,017	2,267	1,719	7,839	6,840
Electronic banking expense	1,213	1,283	941	4,529	3,586
Marketing expense	759	668	742	2,299	2,301
Data processing and software	626	673	533	2,424	2,012
Amortization of intangible assets	516	367	274	1,428	807
Communication expense	472	421	333	1,642	1,339
FDIC insurance	382	331	282	1,260	1,036
Foreclosed real estate and other loan expenses	280	177	151	789	654
Franchise taxes	177	388	405	1,392	1,643
Other non-interest expense	2,622	2,514	2,429	9,165	7,368
Total non-interest expense	23,981	22,207	18,395	85,009	68,265
Income before income taxes	6,285	5,908	7,415	24,178	29,084
Income tax expense	2,040	1,729	2,301	7,494	11,510
Net income	$4,245	$4,179	$5,114	$16,684	$17,574

PER COMMON SHARE DATA:
Earnings per share – Basic	$0.29	$0.33	$0.48	$1.36	$1.65
Earnings per share – Diluted	$0.28	$0.32	$0.47	$1.35	$1.63
Cash dividends declared per share	$0.15	$0.15	$0.14	$0.60	$0.54

Weighted-average shares outstanding – Basic	14,660,314	12,632,341	10,602,266	12,183,352	10,581,222
Weighted-average shares outstanding – Diluted	14,809,289	12,765,880	10,718,465	12,306,224	10,679,417
Actual shares outstanding (end of period)	14,836,727	14,150,279	10,605,782	14,836,727	10,605,782

CONSOLIDATED BALANCE SHEETS

	December 31,
(in $000’s)	2014	2013

Assets
Cash and cash equivalents:
Cash and due from banks	$42,230	$36,016
Interest-bearing deposits in other banks	19,224	17,804
Total cash and cash equivalents	61,454	53,820

Available-for-sale investment securities, at fair value (amortized cost of
$632,967 at December 31, 2014 and $621,126 at December 31, 2013)	636,880	606,108
Held-to-maturity investment securities, at amortized cost (fair value of
$48,442 at December 31, 2014 and $46,094 at December 31, 2013)	48,468	49,222
Other investment securities, at cost	28,311	25,196
Total investment securities	713,659	680,526

Loans, net of deferred fees and costs	1,620,898	1,196,234
Allowance for loan losses	(17,881)	(17,065)
Net loans	1,603,017	1,179,169

Loans held-for-sale	4,374	1,688
Bank premises and equipment, net of accumulated depreciation	40,335	29,809
Goodwill	98,562	70,520
Other intangible assets	10,596	7,083
Other assets	35,772	36,493
Total assets	$2,567,769	$2,059,108

Liabilities
Deposits:
Non-interest-bearing deposits	$493,162	$409,891
Interest-bearing deposits	1,439,912	1,170,867
Total deposits	1,933,074	1,580,758

Short-term borrowings	88,277	113,590
Long-term borrowings	179,083	121,826
Accrued expenses and other liabilities	27,217	21,381
Total liabilities	2,227,651	1,837,555

Stockholders' Equity
Preferred stock, no par value (50,000 shares authorized, no shares issued
at December 31, 2014 and December 31, 2013)	—	—
Common stock, no par value (24,000,000 shares authorized, 15,426,973 shares issued at December 31, 2014 and 11,206,576 shares issued at
December 31, 2013), including shares in treasury	265,742	168,869
Retained earnings	90,391	80,898
Accumulated comprehensive loss, net of deferred income taxes	(1,301)	(13,244)
Treasury stock, at cost (590,246 shares at December 31, 2014 and
600,794 shares at December 31, 2013)	(14,714)	(14,970)
Total stockholders' equity	340,118	221,553
Total liabilities and stockholders' equity	$2,567,769	$2,059,108

SELECTED FINANCIAL INFORMATION

	December 31,	September 30,	June 30,	March 31,	December 31,
(in $000’s, end of period)	2014	2014	2014	2014	2013
Loan Portfolio
Commercial real estate, construction	$38,952	$25,877	$56,421	$55,935	$47,539
Commercial real estate, other	556,135	543,928	463,644	458,580	450,170
Commercial and industrial	280,031	261,484	254,428	233,329	232,754
Residential real estate	479,443	411,089	313,374	268,794	268,617
Home equity lines of credit	80,695	75,234	61,838	60,319	60,076
Consumer	182,709	179,473	162,918	143,541	135,018
Deposit account overdrafts	2,933	2,669	5,282	6,008	2,060
Total loans	$1,620,898	$1,499,754	$1,317,905	$1,226,506	$1,196,234
Total acquired loans (a)	$408,884	$302,972	$147,459	$95,373	$110,738
Deposit Balances
Interest-bearing deposits:
Retail certificates of deposit	$432,563	$408,868	$373,072	$355,345	$363,226
Money market deposit accounts	337,387	309,721	268,939	276,226	275,801
Governmental deposit accounts	161,305	183,213	165,231	177,590	132,379
Savings accounts	295,307	262,949	244,472	227,695	215,802
Interest-bearing demand accounts	173,659	156,867	142,170	133,508	134,618
Total retail interest-bearing deposits	1,400,221	1,321,618	1,193,884	1,170,364	1,121,826
Brokered certificates of deposits	39,691	39,671	40,650	45,072	49,041
Total interest-bearing deposits	1,439,912	1,361,289	1,234,534	1,215,436	1,170,867
Non-interest-bearing deposits	493,162	500,330	426,384	417,629	409,891
Total deposits	$1,933,074	$1,861,619	$1,660,918	$1,633,065	$1,580,758
Asset Quality
Nonperforming assets (NPAs):
Loans 90+ days past due and accruing	$2,799	$2,565	$3,438	$159	$1,240
Nonaccrual loans	8,406	6,322	7,867	8,806	5,934
Total nonperforming loans (NPLs)	11,205	8,887	11,305	8,965	7,174
Other real estate owned (OREO)	946	1,045	915	773	893
Total NPAs	$12,151	$9,932	$12,220	$9,738	$8,067
Allowance for loan losses as a percent of NPLs (b)(c)	159.58%	197.54%	153.78%	188.19%	237.87%
NPLs as a percent of total loans (b)(c)	0.69%	0.59%	0.86%	0.73%	0.60%
NPAs as a percent of total assets (b)(c)	0.47%	0.41%	0.56%	0.47%	0.39%
NPAs as a percent of total loans and OREO (b)(c)	0.75%	0.66%	0.92%	0.79%	0.67%
Allowance for loan losses as a percent of originated
loans, net of deferred fees and costs (b)	1.48%	1.47%	1.49%	1.49%	1.57%
Capital Information (d)
Tier 1 risk-based capital ratio	14.32%	14.53%	12.33%	12.56%	12.42%
Total risk-based capital ratio (Tier 1 and Tier 2)	15.48%	15.73%	13.65%	13.92%	13.78%
Leverage ratio	9.92%	10.64%	8.76%	8.56%	8.52%
Tier 1 common capital	$241,707	$232,720	$177,394	$170,677	$166,217
Tier 1 capital	241,707	232,720	177,394	170,677	166,217
Total capital (Tier 1 and Tier 2)	261,371	251,977	196,426	189,145	184,457
Total risk-weighted assets	$1,687,968	$1,601,664	$1,438,683	$1,358,691	$1,338,811
Tangible equity to tangible assets (e)	9.39%	9.40%	7.90%	7.66%	7.26%
(a) Includes all loans acquired in 2012 and thereafter.
(b) Data presented as of the end of the period indicated.
(c) Nonperforming loans include loans 90 days past due and accruing, renegotiated loans and nonaccrual loans. Nonperforming assets include nonperforming loans and other real estate owned.
(d) December 31, 2014 data based on preliminary analysis and subject to revision.
(e) These ratios represent non-GAAP financial measures since they exclude the balance sheet impact of intangible assets acquired through acquisitions on both total stockholders' equity and total assets. Additional information regarding the calculation of these ratios is included at the end of this news release.

PROVISION FOR (RECOVERY OF) LOAN LOSSES INFORMATION

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
(in $000’s)	2014	2014	2013	2014	2013
Provision for (Recovery of) Loan Losses
Provision for checking account overdrafts	$128	$120	$102	$339	$356
Recovery of other loan losses	—	(500)	(1,066)	—	(4,766)
Total provision for (recovery of) loan losses	$128	$(380)	$(964)	$339	$(4,410)

Net (Recoveries) Charge-Offs
Gross charge-offs	$920	$676	$871	$2,715	$3,491
Recoveries	1,117	1,228	1,998	3,192	7,155
Net recoveries	$(197)	$(552)	$(1,127)	$(477)	$(3,664)

Net (Recoveries) Charge-Offs by Type
Commercial real estate, construction	$—	$—	$—	$—	$—
Commercial real estate, other	(870)	(779)	(1,455)	(1,857)	(4,786)
Commercial and industrial	141	(9)	21	122	4
Residential real estate	101	53	(55)	309	85
Home equity lines of credit	61	(2)	(6)	92	136
Consumer	226	67	248	494	532
Deposit account overdrafts	144	118	120	363	365
Total net recoveries	$(197)	$(552)	$(1,127)	$(477)	$(3,664)

As a percent of average gross loans (annualized)	(0.05)%	(0.16)%	(0.39)%	(0.03)%	(0.35)%

SUPPLEMENTAL INFORMATION

	December 31,	September 30,	June 30,	March 31,	December 31,
(in $000’s, end of period)	2014	2014	2014	2014	2013

Trust assets under management	$1,022,189	$999,822	$1,014,865	$995,861	$1,000,171
Brokerage assets under management	525,089	511,400	513,890	494,246	474,384
Mortgage loans serviced for others	$352,779	$343,659	$341,893	$340,057	$341,183
Employees (full-time equivalent)	699	643	576	557	546

CONSOLIDATED AVERAGE BALANCE SHEETS AND NET INTEREST INCOME

	Three Months Ended
	December 31, 2014			September 30, 2014			December 31, 2013
(in $000’s)	Balance	Income/ Expense	Yield/ Cost	Balance	Income/ Expense	Yield/ Cost	Balance	Income/ Expense	Yield/ Cost
Assets
Short-term investments	$30,770	$20	0.26%	$16,401	$5	0.12%	$8,652	$30	1.38%
Other long-term investments	1,453	4	1.09%	1,785	—	—%	2,948	2	0.27%
Investment securities (a)(b)	719,833	4,961	2.76%	694,854	4,950	2.85%	691,365	5,040	2.92%
Gross loans (a)	1,585,728	18,235	4.60%	1,392,440	15,957	4.58%	1,147,285	13,619	4.68%
Allowance for loan losses	(17,495)			(17,595)			(17,439)
Total earning assets	2,320,289	23,220	4.00%	2,087,885	20,912	4.00%	1,832,811	18,691	4.04%

Intangible assets	107,002			88,466			77,025
Other assets	111,035			100,897			102,016
Total assets	$2,538,326			$2,277,248			$2,011,852

Liabilities and Equity
Interest-bearing deposits:
Savings accounts	$284,221	$38	0.05%	$253,328	$35	0.05%	$211,116	$29	0.05%
Government deposit accounts	173,845	113	0.26%	179,684	121	0.27%	141,181	131	0.37%
Interest-bearing demand accounts	170,006	36	0.08%	148,611	31	0.08%	128,877	26	0.08%
Money market deposit accounts	337,506	136	0.16%	287,866	117	0.16%	256,398	104	0.16%
Brokered certificates of deposits	39,681	370	3.70%	40,508	381	3.73%	49,320	462	3.72%
Retail certificates of deposit	431,534	865	0.80%	385,222	829	0.85%	360,733	890	0.98%
Total interest-bearing deposits	1,436,793	1,558	0.43%	1,295,219	1,514	0.46%	1,147,625	1,642	0.57%

Short-term borrowings	76,930	33	0.17%	92,773	46	0.20%	120,135	49	0.16%
Long-term borrowings	175,045	1,154	2.63%	135,514	1,147	3.37%	123,713	1,115	3.58%
Total borrowed funds	251,975	1,187	1.88%	228,287	1,193	2.08%	243,848	1,164	1.89%
Total interest-bearing liabilities	1,688,768	2,745	0.65%	1,523,506	2,707	0.71%	1,391,473	2,806	0.80%

Non-interest-bearing deposits	493,901			449,177			370,962
Other liabilities	21,052			20,557			26,108
Total liabilities	2,203,721			1,993,240			1,788,543

Stockholders’ equity	334,605			284,008			223,309
Total liabilities and equity	$2,538,326			$2,277,248			$2,011,852

Net interest income/spread (a)		$20,475	3.35%		$18,205	3.29%		$15,885	3.24%
Net interest margin (a)			3.53%			3.49%			3.43%

(a) Information presented on a fully tax-equivalent basis.
(b) Average balances are based on carrying value.

	Year Ended
	December 31, 2014			December 31, 2013
(in $000’s)	Balance	Income/ Expense	Yield/ Cost	Balance	Income/ Expense	Yield/ Cost
Assets
Short-term investments	$15,394	$1	0.01%	$16,154	$94	0.59%
Other long-term investments	1,913	8	0.42%	743	2	0.27%
Investment securities (a)(b)	689,816	19,809	2.87%	697,371	19,487	2.79%
Gross loans (a)	1,364,808	61,718	4.52%	1,046,371	48,688	4.62%
Allowance for loan losses	(17,362)			(17,935)
Total earning assets	2,054,569	81,536	3.97%	1,742,704	68,271	3.90%

Intangible assets	87,821			72,420
Other assets	98,144			117,243
Total assets	$2,240,534			$1,932,367

Liabilities and Equity
Interest-bearing deposits:
Savings accounts	$247,419	$135	0.05%	$200,190	$107	0.05%
Government deposit accounts	165,622	470	0.28%	146,955	642	0.44%
Interest-bearing demand accounts	148,687	124	0.08%	125,984	101	0.08%
Money market deposit accounts	293,214	472	0.16%	259,226	379	0.15%
Brokered certificates of deposits	42,598	1,568	3.68%	51,287	1,871	3.65%
Retail certificates of deposit	383,574	3,338	0.87%	358,918	3,952	1.10%
Total interest-bearing deposits	1,281,114	6,107	0.48%	1,142,560	7,052	0.62%

Short-term borrowings	96,040	146	0.15%	81,294	114	0.14%
Long-term borrowings	138,171	4,442	3.21%	126,100	4,520	3.57%
Total borrowed funds	234,211	4,588	1.96%	207,394	4,634	2.23%
Total interest-bearing liabilities	1,515,325	10,695	0.71%	1,349,954	11,686	0.86%

Non-interest-bearing deposits	433,798			335,637
Other liabilities	20,722			24,865
Total liabilities	1,969,845			1,710,456

Stockholders’ equity	270,689			221,911
Total liabilities and equity	$2,240,534			$1,932,367

Net interest income/spread (a)		$70,841	3.26%		$56,585	3.04%
Net interest margin (a)			3.45%			3.23%

(a) Information presented on a fully tax-equivalent basis.
(b) Average balances are based on carrying value.

NON-GAAP FINANCIAL MEASURES
The following non-GAAP financial measures used by Peoples provide information useful to investors in understanding Peoples' operating performance and trends, and facilitate comparisons with the performance of Peoples' peers. The following tables summarize the non-GAAP financial measures derived from amounts reported in Peoples' consolidated financial statements:

	At or For the Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
(in $000’s)	2014	2014	2014	2014	2013

Tangible Equity:
Total stockholders' equity, as reported	$340,118	$319,282	$244,270	$230,576	$221,553
Less: goodwill and other intangible assets	109,158	100,016	79,626	77,288	77,603
Tangible equity	$230,960	$219,266	$164,644	$153,288	$143,950

Tangible Assets:
Total assets, as reported	$2,567,769	$2,432,903	$2,163,274	$2,078,253	$2,059,108
Less: goodwill and other intangible assets	109,158	100,016	79,626	77,288	77,603
Tangible assets	$2,458,611	$2,332,887	$2,083,648	$2,000,965	$1,981,505

Tangible Book Value per Common Share:
Tangible equity	$230,960	$219,266	$164,644	$153,288	$143,950
Common shares outstanding	14,836,727	14,150,279	10,926,436	10,657,569	10,605,782

Tangible book value per common share	$15.57	$15.50	$15.07	$14.38	$13.57

Tangible Equity to Tangible Assets Ratio:
Tangible equity	$230,960	$219,266	$164,644	$153,288	$143,950
Tangible assets	$2,458,611	$2,332,887	$2,083,648	$2,000,965	$1,981,505

Tangible equity to tangible assets	9.39%	9.40%	7.90%	7.66%	7.26%

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
(in $000’s)	2014	2014	2013	2014		2013

Pre-Provision Net Revenue:
Income before income taxes	$6,285	$5,908	$7,415	$24,178		$29,084
Add: provision for loan losses	128	—	—	339		—
Add: net loss on loans held-for-sale and OREO	95	—	—	95		—
Add: net loss on securities transactions	—	—	—	30		—
Add: net loss on other assets	51	185	125	430		241
Less: recovery of loan losses	—	380	964	—		4,410
Less: net gain on debt extinguishment	—	67	—	67		—
Less: net gain on loans held-for-sale and OREO	—	9	—	27		86
Less: net gain on securities transactions	238	124	46	428		489
Pre-provision net revenue	$6,321	$5,513	$6,530	$24,550		$24,340

Pre-provision net revenue	$6,321	$5,513	$6,530	$24,550	13,928	$24,340
Total average assets	2,538,326	2,277,248	2,011,852	2,240,534		1,932,367

Pre-provision net revenue to total average assets (annualized)	0.99%	0.96%	1.29%	1.10%		1.26%

END OF RELEASE